Exhibit 10.1.1

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Amended and Restated

In Flight Connectivity Services Agreement

between

Delta Air Lines, Inc.

and

Aircell LLC

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	OVERVIEW OF RELATIONSHIP	4

3.	ABS EQUIPMENT	5

4.	DESIGN CHANGES	8

5.	SERVICES	8

6.	DELTA OBLIGATIONS	11

7.	JOINT MARKETING	11

8.	PROJECT ADMINISTRATION	12

9.	FEES	14

10.	WARRANTY	16

11.	TERM AND TERMINATION	17

12.	INTELLECTUAL PROPERTY RIGHTS	19

13.	CONFIDENTIALITY	20

14.	INDEMNITY	22

15.	INSURANCE	23

16.	LIMITATION OF LIABILITY	25

17.	EXCUSABLE DELAYS	26

18.	GENERAL	26

This Amended and Restated In-Flight Connectivity Services Agreement (including the Exhibits hereto, the “Agreement”) is made effective as of April 7, 2011 (the “Restatement Effective Date”), between Delta Air Lines, Inc., a Delaware corporation with its principal place of business at 1030 Delta Boulevard, Atlanta, GA 30354-1989 (“Delta”), and Aircell LLC, a Delaware limited liability company with offices located at 1250 N. Arlington Heights Road, Suite 500, Itasca IL 60143 (“Aircell”).

WHEREAS, Aircell and Delta previously executed that certain In-Flight Connectivity Services Agreement, dated as of November 23, 2008 (the “Original Agreement”), pursuant to which Aircell installed its equipment on Delta aircraft in order to provide Aircell’s Connectivity Services to Delta passengers; and

WHEREAS, the parties executed Amendment #1, dated September 21, 2010, to the Agreement in order to add certain Delta-operated DC9 aircraft to its scope; and

WHEREAS, Delta has requested that Aircell install its equipment and provide connectivity services to passengers on certain regional jets contracted by Delta; and

WHEREAS, the parties desire to amend and restate the Original Agreement in order to reflect the terms of Amendment #1 as well as the terms and conditions upon which the parties have agreed with respect to the expansion to regional jets;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein set forth, the parties hereby agree as follows:

1.	DEFINITIONS

In addition to those terms defined in the body of this Agreement, the definitions below shall apply to the following terms:

1.1	“ABS Equipment” means the equipment and Software described in this Agreement and set forth in (i) Exhibit A-1 with respect to the Mainline Fleet, and (ii) Exhibit A-2 with respect to the Regional Jet Fleet (together in each case with accompanying Documentation (per Section 3.5.1), materials and supplies necessary for the operation thereof) that Aircell installs on the A/C for the provision of the Connectivity Services.

1.2	“A/C” means commercial passenger Domestic aircraft subject to this Agreement.

1.3	“Affiliate” means any individual, corporation, partnership, association, or business that directly or indirectly through intermediaries, controls, is controlled by or is under common control with a party. Control shall exist whenever the relevant entity holds an ownership, voting or similar interest (including any right or option to obtain such an interest) representing at least 50% of the total interests then outstanding of the other entity.

1.4	“Aircell Technology” means Aircell’s proprietary business and technical information concerning the ABS Equipment, Software and Connectivity Services, and the process used in the manufacture of ABS Equipment, and any derivatives thereof.

1.5	“Baseline Period” shall be derived [***].

1.6	“Baseline Revenue” means [***].

1.7	“Certification” means such certification required by the FM, FCC and such additional applicable government bodies as necessary to fly commercial aircraft retrofitted with the ABS Equipment and Software to provide the Connectivity Services.

1.8	“Components” means all materials, parts and components included in the ABS Equipment.

1.9	“Connection Carrier” means each of the regional airline operators that operate the Regional Jet A/C pursuant to a Regional Jet Contract.

1.10	“Connectivity Revenue” means [***].

1.11	“Connectivity Services” means the in-flight connectivity services defined in Section 5.3.1, together with any other Services that the parties agree to be Connectivity Services.

1.12	“Deinstallation” means removal of the ABS Equipment from an A/C and restoration of the A/C to its condition prior to installation of the ABS Equipment, ordinary wear and tear excepted.

1.13	“Delta Technology” means Delta’s proprietary business and technical information concerning A/C and Delta’s operations and any derivatives thereof.

1.14	“Domestic” means regularly scheduled for service between airports within the United States (excluding Hawaii and Alaska).

1.15	“Equipment Type” means one of the five aircraft manufacturer/model types listed in Section 9.2 for Mainline A/C, and “Additional Equipment Type” means any other aircraft manufacturer/model type added during the Term for either Mainline A/C or Regional Jet A/C. For the purposes of clarification, the Mainline A/C, the Mainline Fleet, the Initial Mainline Fleet, the Northwest A/C, the Regional Jet A/C and the Regional Jet Fleet are not Equipment Types but consist of multiple Equipment Types.

1.16	“Excess Revenue” means [***].

1.17	“Incremental Revenue” means [***].

1.18	“Initial Mainline Fleet” means the Mainline A/C listed on Exhibit C-1. For the purposes of clarification, such term does not include any Northwest A/C, VIP Charter A/C or DC9 A/C.

1.19	“Initial Regional Jet Fleet” means the Regional Jet A/C listed on Exhibit C-3.

1.20	“Installation Site” means the Delta specified location(s) at which the ABS Equipment will be installed on the A/C.

1.21	“Launch” means initiation of revenue-generating passenger use of the Connectivity Services on each A/C.

1.22	“Load Factor” means the number of seats occupied by passengers on a Retrofit A/C during a particular flight divided by the total number of available passenger seats on the Retrofit A/C, to be reported to Aircell by flight number, city-pair segments and date.

1.23	“Mainline A/C” means Domestic mainline A/C owned or leased by Delta, including without limitation the Northwest A/C.

1.24	“Mainline Fleet” means the Initial Mainline Fleet, the Northwest A/C and any other Mainline A/C on which the ABS Equipment is installed pursuant to this Agreement.

1.25	“Merger” means the merger of Delta and Northwest Airlines Corporation (“Northwest”) that closed on October 29, 2008.

1.26	“Northwest A/C” means the Northwest Domestic mainline A/C (including the DC9 A/C) acquired by Delta as a result of the Merger and listed on Exhibit C-2.

1.27	“Portal” means the combination of the web pages and graphical user interface developed by Aircell that functions as a point of access for Users of the Connectivity Services. “Portal” does not include any third-party sites to which the Portal may provide links.

1.28	“Program” means the design, integration, installation, certification, and on-going maintenance and support associated with Launch and the provision of the Connectivity Services on board the Retrofit A/C.

1.29	“Prototype A/C” means the first A/C on which the ABS Equipment is installed and which is used to obtain the STC for the Connectivity Services.

1.30	“Regional Jet A/C” means regional jet A/C contracted by Delta for Domestic flights with one or more Connection Carriers pursuant to a Regional Jet Contract.

1.31	“Regional Jet Contract” means the agreement between Delta and one or more Connection Carriers pursuant to which such Connection Carrier operates one or more Regional Jet A/C as a “Delta Connection” carrier for Delta, regardless of whether such Regional Jet A/C are owned by Delta, the Connection Carrier or a third party.

1.32	“Regional Jet Fleet” means the Initial Regional Jet Fleet and any other Regional Jet A/C on which the ABS Equipment is installed pursuant to this Agreement.

1.33	“Regulatory Approvals” means any regulatory approvals or permits of any national, federal, state or local governmental agency or authority, including without limitation STCs and any amendments or supplements thereto, any other FAA approvals or licensing requirements, any FCC approvals or licensing requirements, any requirements of applicable experimental licenses or permits (or renewals thereof) and applicable tariffs, if any, when issued, that are required for installation, operation, maintenance, modification or Deinstallation of the ABS Equipment and performance of the Services.

1.34	“Removal” or “A/C Removal” [***]

1.35	“Retrofit A/C” means one or more A/C retrofit with the ABS Equipment.

1.36	“Service Levels” means the Service Levels set forth in Exhibit B.

1.37	“Services” means the Connectivity Services, the Phase 2 Services and any other services to be provided by Aircell pursuant to this Agreement, including without limitation, services pertaining to maintenance, support, engineering, installation and Deinstallation of the ABS Equipment, and training in connection thereto.

1.38	“Splash Page” means the first web page of the Portal that a User will see on her laptop when the User connects to the Connectivity Services on a Retrofit A/C, which will be branded with Aircell Marks and Delta Marks as agreed.

1.39	“Software” means any operating or application software contained within the ABS Equipment as listed in Exhibit A-1 or A-2, any other software provided by Aircell to Delta under this Agreement, and any enhancements, modifications, updates, upgrades, fixes, workarounds, releases or other changes thereto provided or to be provided by Aircell under this Agreement. The term “Software” shall include its Documentation.

1.40	“SOW” means a written document, signed by the parties, that describes services to be performed by Aircell under this Agreement and contains other terms and conditions agreed by the parties with respect to the services described therein.

1.41	“Sponsorship” means an arrangement in which a third party pays a negotiated amount to Aircell and in consideration of such payment Aircell offers free or discounted Connectivity Service to passengers on one or more Retrofit A/C and advertises such service as being sponsored by the third party.

1.42	“Sponsorship Revenue” means the amount paid by a third party to Aircell in connection with a Sponsorship.

1.43	“System” means the group of independent but interrelated software and hardware (including A/C interfaces) that are networked together to provide the Connectivity Services to Users on board the Retrofit A/C and includes ground equipment and software operated by Aircell.

1.44	“Take Rate” means [***].

1.45	“Trigger Date” means, for an Equipment Type [***].

1.46	“User” means an individual passenger who uses an electronic device to access the Connectivity Services on a Retrofit A/C.

1.47	“VIP Charter A/C” means the eight Airbus A319 A/C listed on Exhibit C-3. For the purposes of clarification, the VIP Charter A/C: (A) are Mainline A/C and part of the Mainline Fleet, (B) do not comprise their own Equipment Type but are part of the Airbus Equipment Type; and (C) although previously owned by Northwest and acquired by Delta as a result of the Merger, shall not be considered part of the Northwest A/C for the purposes of this Agreement.

2.	OVERVIEW OF RELATIONSHIP

2.1	Scope. This Agreement is for the installation and support of the ABS Equipment and Software and Aircell’s provision of the Connectivity Services to Users on board Retrofit A/C. This Agreement includes the following Exhibits, which are incorporated by reference herein:

Exhibit A — ABS Equipment

Exhibit B — Service Level Agreement

Exhibit C — Launch Plan

Exhibit D — Specifications

Exhibit E — Airworthiness Agreement

Exhibit F — System Definition Document (SDD) Exhibit G — Trademarks

Exhibit H — Marketing Plan

Exhibit I — Incremental Fuel Cost

2.2	Initial Mainline Fleet. Aircell shall initially lease to Delta such number of shipsets of the ABS Equipment as are required to install ABS Equipment on the Initial Mainline Fleet, and shall install such shipsets on the Initial Mainline Fleet. Consistent with the target installation dates set forth in Section 2.4, Aircell will use commercially reasonable efforts to have shipsets on dock for installation of the Initial Mainline Fleet according to the schedule set forth in Exhibit C-1 and Delta will use commercially reasonable efforts to make the A/C in the Initial Mainline Fleet available to Aircell for installation according to the schedule set forth in Exhibit C-1. [***]

2.3	Merger and Other Fleet Additions.

2.3.1	In addition, [***].

2.3.2	In addition, Aircell shall from time to time lease to Delta such number of shipsets of the ABS Equipment as are required to install the ABS Equipment on the Installable Additional Mainline A/C (as hereinafter defined), and shall install such shipsets on the Installable Additional Mainline A/C in accordance with Section 2.4. [***].

2.3.3	Aircell and Delta each acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, Aircell shall have no obligation to lease or sell to Delta and install any ABS Equipment on any A/C, [***]. For purposes of clarity, the parties agree that the preceding sentence applies to Mainline A/C and Regional Jet A/C. Notwithstanding anything to the contrary contained herein, with respect to A/C added by Delta to its operating Domestic fleet during the Term, Delta will use commercially reasonable efforts to negotiate its A/C financing documents and contractual commitments to allow installation of the ABS Equipment and not to prevent Delta from providing with respect to such A/C the representations, warranties and assurances required hereby.

2.3.4	Aircell and Delta each further acknowledges and agrees that certain Northwest A/C and Installable Additional Mainline Aircraft, as well as airline operations related thereto, may differ from the Initial Mainline Fleet and that such differences may substantially affect the necessary contractual arrangements between Aircell and Delta with respect thereto. The parties agree to negotiate in good faith such amendments to this Agreement as the parties agree are necessary in light of (a) the physical layout, electric wiring and electronic configuration of such A/C; (b) maintenance requirements and commitments with regard to such A/C: (c) network scheduling or routing of such A/C; or (d) solely with respect to any Northwest A/C, any other differences between Delta’s and Northwest’s operations, commitments, procedures, property or equipment.

2.3.5	[***]. Other aircraft manufacturer/model types of Regional Jet A/C may be included under this Agreement by mutual agreement of the parties.

2.3.6	[***].

2.4	Time Frame for Installation. [***] The parties will work together to develop an installation schedule for the Mainline Fleet in agreed upon Exhibits C-1, C-2 and C-3 and agree upon such other requirements as are necessary to deliver and install the ABS Equipment on the DC9 A/C, the Regional Jet Fleet, the VIP Charter A/C and any Additional Equipment Types, with details to be set forth in agreed upon Exhibits C-3 et seq. With respect to the Initial Regional Jet Fleet, [***].

3.	ABS EQUIPMENT

3.1	ABS Equipment for Installation on Mainline Fleet. [***].

3.2	ABS Equipment for Installation on Regional Jet Fleet and VIP Charter A/C. [***].

3.3	Treatment. Delta will be responsible for physical loss of or damage done to the Leased ABS Equipment while in the possession or control of Delta, normal wear and tear excepted. The cost to replace Components shall be as set forth in Exhibit A-1 or Exhibit A-2, as applicable. [***]. Delta agrees that: (i) the Leased ABS Equipment shall remain the property of Aircell and Delta shall have no right, title or interest in the Leased ABS Equipment except as specifically provided in this Agreement; (ii) Delta will not permit to exist any mortgage, security interest, lien, encumbrance or claim against the Leased ABS Equipment, title thereto, or any interest therein, including any interest that prevents Deinstallation of the Leased ABS Equipment, and will promptly, at its own expense, take such action as may be necessary to discharge any such mortgage, security interest, lien, encumbrance or claim against the Leased ABS Equipment, title thereto, or any interest therein, if it arises by or through Delta; (iii) Delta will not make any alterations to the Leased ABS Equipment or the Purchased ABS Equipment without Aircell’s prior written consent; and (iv) Delta will not remove any Leased ABS Equipment or Purchased ABS Equipment from the Retrofit A/C on which it is installed without Aircell’s prior written approval, unless Aircell fails to Deinstall it as required under Section 3.8. Delta shall consent (without delay) to any reasonable and customary notice filing by Aircell under the Uniform Commercial Code to protect Aircell’s rights in the Leased ABS Equipment as provided herein.

3.4	Specifications. The ABS Equipment and Software will be built and maintained to meet the functional, performance, operational, compatibility and other specifications and technical requirements described in the applicable Documentation, as more fully set forth in Exhibit D, which may be revised from time to time by mutual agreement as required to obtain Certification or to provide the Connectivity Services in accordance with the terms of this Agreement (the “Specifications”). Notwithstanding anything to the contrary contained herein, in the event that Aircell requests Delta’s approval of revised Specifications in order to obtain Certification, Delta’s approval will not be unreasonably withheld. [***]. The ABS Equipment shall function as an integral component of the System in accordance with the Specifications.

3.5	Documentation and Software.

3.5.1	Connectivity Services Documentation. Aircell shall provide documents, operating and user manuals, training materials, product descriptions, guides, drawings, Specifications and other information (the “Documentation”) that are referenced by Delta’s FAA approved maintenance program or Delta otherwise reasonably requests or requires.

3.5.2	License and Restrictions. During the Term and subject to the terms of this Agreement, Delta shall have the non-exclusive, royalty-free right to use the Software as embedded in the ABS Equipment, and use and duplicate the Documentation, solely as necessary to test and use the ABS Equipment on the Retrofit A/C in connection with the Connectivity Services. Delta shall not modify, alter or reproduce the Software, Documentation or similar items provided by Aircell to Delta, nor remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices included therein, nor reverse engineer, decompile or disassemble the Software, without Aircell’s prior written consent.

3.5.3	Third Party Documentation. As soon as practical following the execution of the Original Agreement (with respect to the A/C listed on Exhibits C-1 and C-2) and the Restatement Effective Date (with respect to the A/C listed on Exhibit C-3), Aircell shall request all necessary technical documentation from the manufacturer and/or designer of components of the Retrofit A/C with which the ABS Equipment and Software will interface, including but not limited to, aircraft wiring data (“Third Party Documentation”). Aircell shall enter into such confidentiality agreements as are reasonably required by such manufacturer and/or designer in order to obtain such documentation. In the event that Aircell is not successful in obtaining the Third Party Documentation and such event may adversely impact the Program schedule, Aircell shall promptly notify Delta and Delta will provide reasonable assistance to Aircell in obtaining such documentation at no cost to Aircell if possible. If despite such efforts payment is required for the Third Party Documentation, such costs will be borne by Aircell.

3.5.4	No Other License. The terms of this Agreement shall govern the use of the Software and Documentation and any other terms or conditions of any license agreements delivered in or with the ABS Equipment shall be void and of no effect.

3.6	Certification. [***].

3.7	Installation. An installation test plan (the “Installation Test Plan”) will be developed by Aircell and provided to Delta for approval, which approval will not be unreasonably withheld. Aircell shall use reasonable commercial efforts to deliver the Installation Test Plan to Delta not later than thirty (30) days prior to the installation of the ABS Equipment on the A/C. Installation shall be deemed to be complete at such time as appropriate entries have been made by authorized Aircell and Delta personnel in the maintenance log book for such A/C certifying that the ABS Equipment has passed such Installation Test Plan and the installation was made in accordance with all Regulatory Approvals. Compliance with the Installation Test Plan shall not be deemed a waiver of any warranty or other rights provided for in this Agreement.

3.8	Deinstallation. [***].

3.9	Liquidated Damages. [***].

3.10	Validation of Installation Schedule. In order to provide an opportunity for Delta to validate Aircell’s proposed installation schedule, [***].

3.11	Purchase Orders for Purchased ABS Equipment. Delta will place purchase orders (“Purchase Orders”) with Aircell via confirmed facsimile or electronic transmission for the Purchased ABS Equipment specifying (a) the quantity of units of each shipset and/or Component ordered; (b) the per unit price for each shipset and/or Component; (c) requested delivery dates; (d) point of delivery (“Designated Destination”); (e) the A/C on which the Purchased ABS Equipment will be installed; (f) any special requirements relating to the order; and (g) a Purchase Order number and date. In the event a Purchase Order contains additional or different terms and conditions than those set forth herein, the terms and conditions of this Agreement shall control, notwithstanding a statement to the contrary therein. All Purchase Orders for Purchased ABS Equipment and/or Software shall reference this Agreement.

3.11.1	Order Acceptance. Within five (5) business days after Aircell’s receipt of a Purchase Order for Purchased ABS Equipment, Aircell will acknowledge receipt, and either (a) accept it by (i) signing the Purchase Order in the space provided thereon and returning it to Delta via return mail or confirmed facsimile, or (ii) (in the case of e-mail transmissions) by sending an electronic acknowledgement of acceptance, or (b) reject the Purchase Order in writing, providing reasons for such rejection, via the same methods permitted for acceptance. Aircell will accept all Purchase Orders that specify delivery dates consistent with the applicable Lead Time for the Purchased ABS Equipment ordered as set forth in Exhibit A.

3.11.2	Lead Times. Lead Times for the Purchased ABS Equipment are as set forth in Exhibit A, which Lead Times may be revised by mutual agreement of the Parties from time to time or for reasons beyond Aircell’s reasonable control.

3.11.3	Cancellation Charges. If Delta cancels a Purchase Order, in whole or in part, there will be no cancellation charges imposed by Aircell if Delta provides written notice of cancellation at least [***] prior to the scheduled delivery date. For canceled Purchase Orders as to which Delta fails to provide such timely notice, (i) Aircell will use commercially reasonable efforts to dispose of the Components acquired by Aircell to fulfill the cancelled portion of such Purchase Order (the “Excess Components”) in a manner that mitigates liability for such Excess Components to the extent reasonably possible and (ii) if, within [***] after the date of cancellation, despite such efforts, Aircell is unable to dispose of the Excess Components, Delta will reimburse Aircell for (A) the actual costs paid by Aircell for the remaining Excess Components; and (B) any restocking fees actually charged by suppliers for return of Excess Components. Delta shall own and retain title to any Components for which it has paid Aircell in full.

3.12	Packing, Shipping and Delivery of Purchased ABS Equipment

3.12.1	Packing and Marking. Aircell shall affix to each shipset some marking that displays the model number, serial number (if applicable) and date of final assembly thereof. With each, Aircell will include a packing list indicating the Purchased ABS Equipment contained in such shipment by serial number and listing the date of shipment, and (a) the quantity of units of each shipset and/or Component; (b) the per unit price for each shipset and/or Component; (c) requested delivery dates; (d) Designated Destination; (e) the A/C on which the Purchased ABS Equipment will be installed; (f) any special requirements relating to the order; and (g) a Purchase Order number and date. Kits shall include Component part numbers. Equipment that is not serial number tracked shall be designated, on the packing list, by description and quantity.

3.12.2	Shipping. All shipments will be made FOB Destination, Freight Collect. Title and risk of loss shall pass from Aircell to Delta when Aircell delivers the shipment to the shipping carrier. Delta shall be responsible for (and shall provide Aircell with proof of) insurance coverage on the Shipsets shipped, and shall pay freight costs (which shall be included on the invoice) associated with shipping the shipsets to the Designated Destination.

3.13	Inspection and Acceptance of Purchased ABS Equipment

3.13.1	Inspection and Acceptance. Upon receipt of the equipment at the Designated Destination, Delta shall visually inspect the Purchased ABS Equipment to ensure receipt of all Components in a physically undamaged condition. Delta shall notify Aircell of any discrepancies therein within thirty (30) days following receipt thereof. Unless Delta notifies Aircell of a discrepancy within such period, Delta’s acceptance of any Purchased ABS Equipment and/or Software shall be deemed to have been made upon receipt. Nothing herein shall, however, be construed to limit the warranty provisions of this Agreement.

3.13.2	Remedies. Unless otherwise agreed, Delta agrees to ship any uninstalled defective Purchased ABS Equipment to Aircell, at Aircell’s sole risk and expense, in accordance with a mutually agreed upon process. For returned Purchased ABS Equipment, Delta shall include on the outside packaging a return materials authorization (“RMA”) number to be obtained by Delta from Aircell. Aircell will issue Delta the RMA number within five (5) business days of the receipt of such request from Delta. Aircell will, at its option and cost, promptly repair the nonconformities or replace the nonconforming Purchased ABS Equipment as expeditiously as possible.

4.	DESIGN CHANGES

4.1	Mandatory Changes. In the event Aircell must change the Specifications to help correct a safety or reliability problem, to obtain or maintain FAA Certification, or to ensure conformance with any applicable law or regulation (“Mandatory Change”), Aircell will immediately submit a Design Change Form to Delta identifying the consequences of implementing such Mandatory Change, including (I) proposed changes to the ABS Equipment and/or Software; and (ii) the amount of time required to implement such change. Upon Delta’s approval, which will not be unreasonably withheld or delayed, Aircell will at its expense promptly make the agreed upon change and complete all other requisite work as appropriate and in all ABS Equipment not yet shipped to Delta. The applicable Specifications shall be construed as incorporating the Mandatory Change.

4.2	Improvements. Aircell may from time to time upgrade or improve the System to employ EVDO, Rev B or comparable technology or to otherwise enhance the functionality and/or reliability of the Connectivity Services and the user’s experience. In the event that Aircell offers to any general commercial airline Connectivity Services that have any material service or materially enhanced functionality or reliability as compared to the Connectivity Services then available on Delta and Delta requests such service, functionality or reliability, within a reasonable period of time Aircell will upgrade or replace the ABS Equipment on the Retrofit A/C in the Mainline Fleet [***] such that the System provided hereunder includes such additional service, functionality or reliability. With respect to the Regional Jet Fleet, if Delta requests an upgrade and the parties are able to reach agreement on pricing and other material terms, Aircell will within a reasonable period of time, in accordance with mutually-agreed upon timetable and specifications, upgrade the System on one or more Regional Jet A/C. For purposes of clarification, the parties acknowledge and agree that this Section does not apply to Phase 2 Services unless the parties so agree. Aircell will not offer any such additional service on A/C until the revenue sharing and other terms related to such service are agreed upon by the parties

5.	SERVICES

5.1	Aircell to Provide. Aircell shall provide the Services described in this Section under the terms and conditions of this Agreement. Aircell agrees to furnish all labor, supervision, tools, equipment, parts and materials required to perform the Services. Aircell shall perform the Services in a good and workmanlike manner, with due professional care, in accordance with the schedules and other performance metrics and criteria set forth herein and any SOW hereunder.

5.2	ABS Equipment-Related Services

5.2.1	Installation and Launch.

5.2.1.1	Mainline Fleet. Exhibits C-1 and C-2 list the Installation Site, Delivery Date, Delivery Location, Retrofit Start and Retrofit End dates (‘Installation Details”) for each tail number of the Initial Mainline Fleet and the Northwest A/C to be retrofitted with the Leased ABS Equipment. [***].

5.2.1.2	Initial Regional Jet Fleet and VIP Charter A/C. Exhibit C-3 lists the Installation Details for each tail number of the Initial Regional Jet Fleet and the VIP Charter A/C to be retrofitted with the Purchased ABS Equipment. [***].

5.2.1.3	Additional Equipment Types. For any Additional Equipment Types, the parties will mutually agree upon the Installation Details, and set them forth in Exhibits C-4 et seq. Aircell will provide such installation, training and support services for the ABS Equipment installed on A/C in the Additional Equipment Types as described in Section 5.2.2, depending upon whether such Additional Equipment Types are Mainline A/C or Regional Jet A/C.

5.2.2	Ongoing_ Maintenance, Training and Support. [***].

5.2.3	Certification. [***].

5.2.4	Connection Carriers. Aircell acknowledges, understands and agrees that: (A) Delta does not operate Regional Jet A/C but instead contracts with Connection Carriers that operate Regional Jet A/C; (B) the Purchased ABS Equipment may be installed on Regional Jet A/C owned or leased by Delta, owned by a Connection Carrier or leased by a Connection Carrier from Delta or third parties; (C) it will be necessary for Aircell to coordinate directly with each of the Connection Carriers for installation, maintenance, training, support and Deinstallation of the Purchased ABS Equipment at the Connection Carriers’ respective facilities; (D) the rights of Delta to maintenance, training, support and Deinstallation shall extend to Connection Carriers with respect to ABS Equipment installed on their A/C; and (E) upon the sale, assignment or other transfer of an A/C in the Regional Jet Fleet to a carrier that is not a Connection Carrier, at either party’s request Delta and Aircell will negotiate in good faith for an alternative to Deinstallation of such A/C.

5.3	Connectivity Services.

5.3.1	Description. As of the date of this Agreement, a System Definition Document (“SDD”) that defines the required functionality of the Connectivity Services, as well as the ABS Equipment and Software within the System, is incorporated into this Agreement as Exhibit F. At Launch, Aircell will offer in-flight wireless Internet connectivity for passengers’ laptop computers and personal electronic devices (“PEDs”) with Wi-Fi capability, using Aircell’s air-to-ground network and wireless access points installed on the A/C. Initial Connectivity Services will include email, instant messaging, text messaging, access to virtual private networks, and internet browsing.

5.3.2	IFE and Passenger Voice Communication. [***]

5.3.3	Service Levels. Aircell will provide the ABS Equipment and Connectivity Services in accordance with the Service Levels.

5.3.4	User Fees. The initial price to be paid by Users of the Connectivity Services (the “User Fee”) will be determined by Aircell. If either party wishes to change the User Fee, Aircell will share with Delta such research and other information relevant to such User Fee as Delta reasonably requests (subject to Aircell’s obligations under confidentiality agreements), and Aircell and Delta will collaboratively review such information and work together in good faith to agree upon pricing. In the event that the parties cannot agree within 45 days after all such information has been provided by Aircell, Aircell will make the determination so as to accommodate Delta’s expressed concerns as closely as possible, but in no event shall the resulting pricing on Delta Mainline A/C or any Regional Jet A/C be higher than that offered by Aircell on mainline or regional aircraft, as applicable, operated by another airline. User Fee determinations will in all instances be made with the goal of maximizing gross revenue from Connectivity Services and passenger satisfaction. Aircell will be responsible for all User care, support and billing, as well as authentication, authorization, credit card processing and accounting related to the Connectivity Services.

5.3.5	PCI Compliance. Aircell shall comply with and shall have a program to assure Aircell’s continued compliance with, or enter into an agreement with a third party provider of payment processing services that requires compliance with, the Payment Card Industry Data Security Standards (PCI DSS) published by the PCI Security Standards Council, as the PCI DSS may be amended, supplemented, or replaced from time to time, and as applicable to the transactions processed via the Connectivity Services. Aircell shall report in writing to Delta, at a minimum annually, proof of such compliance with the PCI DSS. If Aircell becomes aware that Aircell or its service provider is not, or will not likely be, in compliance with PCI DSS for any reason, Aircell will promptly report in writing to Delta the non-compliance or likely non-compliance.

5.4	VOIP and Other Prohibited Applications. Within five business days following any date on which Aircell becomes aware that Users are using Voice over Internet Protocol, Internet telephony or similar services (“VOIP”) through the Connectivity Services on Retrofit A/C, provided it is feasible to do so on a commercially reasonable basis and does not materially deteriorate the User experience or Service Levels, Aircell will at its expense either revise the System to block the method for such VOIP use of which Aircell is aware, or develop and present to Delta a plan and timetable for blocking such VOIP use as expeditiously as is possible. In the event that Delta requests that Aircell block other applications or websites, to the extent it is technically feasible and does not materially deteriorate the User experience or Service Levels, Aircell will, within a reasonable period following such request, develop and present to Delta a plan and timetable for blocking such applications and/or websites as well as an estimate of associated costs. Delta will reimburse Aircell for the reasonable expense of developing such a plan. Notwithstanding anything to the contrary contained herein, (i) Aircell shall not be required to block any application (including VOIP) or website if Aircell reasonably believes that such blocking could cause Aircell to violate the Communications Act of 1934, any rule or regulation promulgated by the FCC or any other law, rule or regulation applicable to Aircell or its business; and (ii) Delta shall be solely responsible for determining what applications (other than VOIP) and/or websites are to be blocked.

5.5	Phase 2 Services. Aircell also intends to derive revenue from advertising, entertainment, promotional and other services made possible by ABS Equipment installed on Delta aircraft (the “Phase 2 Services”). [***].

5.6	Data. Data in the System will not be collected, transported, stored or delivered using any Delta hardware, software, equipment or other devices, and Delta will not have access to or control over the data. As between the parties, Aircell shall be solely responsible for the proper collection, processing, storage, transport, use and delivery of all data input into the System by Users, internet service providers or other third parties.

5.7	Statements of Work. For any other Services not described herein that Aircell is to perform pursuant to this Agreement, the parties will enter into an SOW. No SOW will be effective unless and until signed by both parties.

6.	DELTA OBLIGATIONS

6.1	Fleet Availability. Delta agrees to make A/C available to Aircell at Delta facilities at such times consistent with Delta’s maintenance programs and network requirements as Aircell reasonably requests for purposes of installation/Deinstallation, testing and non-routine maintenance. Delta agrees to make the Initial Mainline Fleet, the Initial Regional Jet Fleet and the VIP Charter A/C available for installation of the ABS Equipment, and testing and Certification of the ABS Equipment and Connectivity Services, in accordance with the schedules set forth in Exhibits C-1 and C-3; and, if and as applicable, Delta will make the Northwest A/C and any Additional Equipment Types available in accordance with the schedule(s) set forth in Exhibits C-2 and C-4 et seq. If a Retrofit A/C survey is desired by Aircell, Aircell will provide Delta with at least fourteen (14) days prior notice of its desire to perform such aircraft survey. If fourteen (14) days prior notice is not practical under the circumstances, Delta will use its best efforts to accommodate Aircell.

6.2	Compliance with Laws and Certification. Aircell shall comply, and shall cause the Connectivity Services to comply, with all applicable laws and regulations, including without limitation, CALEA (Communications Assistance for Law Enforcement Act), and Delta will cooperate with Aircell, at no charge other than out-of-pocket expenses, in all manner reasonably necessary for Aircell to do so. Delta will also provide Aircell, at no charge, with access to the Retrofit A/C and such assistance as Aircell reasonably requests to obtain and maintain Certification of the ABS Equipment and Connectivity Services, provided such access shall not unreasonably interfere with Delta’s operations.

6.3	Engineering. Delta will make engineering resources reasonably available to Aircell on an agreed-upon schedule to assist with technical A/C and cabin surveys and provide information on existing A/C systems and design-for-maintenance knowledge.

6.4	Connectivity Services Availability. Delta agrees to have the ABS Equipment turned on and available at all times (except when turned off by the flight crew for safety reasons) for all passengers on board Retrofit A/C on all commercial flights within Aircell’s network service area; provided, [***].

6.5	Information Sharing. Delta will provide Aircell with information regarding its Load Factor no less frequently than monthly, as well as such additional information as Aircell reasonably requests and Delta can reasonably provide (subject to third party confidentiality obligations) to improve passenger use of the Connectivity Services and revenue generation.

6.6	Cabin Crew. Delta will monitor in-service feedback from cabin crew on Retrofit A/C with regard to System performance and workload impact of the Connectivity Services. If Delta reasonably determines that the Connectivity Services create a materially increased burden for cabin crew, Delta will notify Aircell in writing and identify with specificity the nature and frequency of any problems reported. Following such notice, Delta and Aircell will mutually determine a plan to remediate the identified issues, which plan may include, without limitation, [***], improved online User support and review of passenger instructions and collateral materials. The costs of the remediation program will be borne by Aircell.

7.	JOINT MARKETING

7.1

Initiatives. The parties will cooperate in developing and implementing joint and separate initiatives to market, promote and advertise the Connectivity Services. A recent presentation by Aircell regarding proposed initiatives is attached hereto as Exhibit H. A marketing team consisting of representatives of both parties will work together in good faith to agree upon an initial marketing plan based upon Exhibit H within 30 days following the execution of this Agreement and will meet at least quarterly thereafter to review proposed initiatives and update the plan by mutual agreement. Each such plan (the “Marketing Plan”) will set forth the initiatives to be undertaken in the subsequent three months (or such other period on which the joint marketing team agrees), as well as the schedule and amounts budgeted for implementation of such initiatives. [***]. Neither the approval of the initial Marketing Plan nor any revision or update thereto will require an amendment to this Agreement. Neither party will undertake any material promotion without obtaining the written approval of the other party (the term “promotion” for this purpose including, without limitation, offering Connectivity Services for free or at discounted test or promotional rates).

7.2	Press Release. In connection with this Agreement, Aircell and Delta will agree upon and issue one or more press releases regarding their planned introduction of Connectivity Services on A/C.

7.3	Connectivity Services Certificates. [***]. Notwithstanding anything to the contrary contained herein, any material use of Connectivity Services Certificates by Delta must be agreed to by Aircell as contemplated by Section 7.1.

7.4	Promotions. In addition to general promotion of the Connectivity Services, Aircell and Delta will work together to develop promotional plans targeted at Delta’s premium passengers and other targeted groups. [***].

7.5	Portal Advertising. The parties will cooperate in identifying and pursuing advertising opportunities on the Portal. Aircell acknowledges the importance to Delta of its existing relationships with certain potential advertisers and agrees to work with Delta to identify key Delta partners as well as key competitors of Delta and such partners, who will be prevented from advertising on the Portal shown to Delta passengers. Aircell and Delta will cooperate to develop a corporate marketing and distribution strategy targeted at key Delta corporate accounts in Delta’s targeted markets.

7.6	Splash Page. The design and content of the Splash Page shall be [***].

8.	PROJECT ADMINISTRATION

8.1	Program Managers. Aircell and Delta will each provide a dedicated program manager and such other human resources, including resources onsite at certain locations at certain times, as may reasonably be required to achieve the Program plan and schedule.

8.2	Meetings. The parties agree to participate in regular meetings with the appropriate personnel. Unless otherwise mutually agreed, Program reviews will be held every month during the installation of the ABS Equipment and Software.

8.3	Cooperation. The parties shall cooperate with one another in connection with the Program, including, without limitation, by providing the other with reasonable and timely access to appropriate and accurate data (without independent verification thereof), information and personnel. Each party shall be responsible for, and shall use reasonable commercial efforts to remedy, its own failure in such regard.

8.4

Program Reports. The parties will provide Program reports (“Reports”) to one another on a regular basis to keep one another informed of the status of the Program and the Services in a timely manner. The parties will mutually agree upon the information to be included in, and format of, the Reports. Until the later of March 31, 2009, or such time as the ABS Equipment is installed and operating on Mainline A/C constituting at least 25% of the first installed Equipment Type, Aircell will provide Delta with such data and other information pertaining to Aircell’s performance on other airlines and other metrics as are sufficient to allow Delta to determine whether the ABS Equipment when installed will comply with the Service Levels; provided, however, that Aircell will have no obligation to provide any information to Delta where doing so would cause Aircell to violate a third party confidentiality agreement. Delta and Aircell will mutually determine the specific format of the information to be provided. If at any time prior to or during the installation of the ABS Equipment for an Equipment Type, Delta reasonably determines from Aircell’s and its own data that the ABS Equipment for such Equipment Type will not substantially comply with the Service Levels if installed on the schedule agreed upon by the parties, Delta will at Aircell’s request agree to extend the schedule by written consent to provide Aircell with time to improve performance to comply with the Service Levels, and Aircell will at Delta’s request suspend installation of the ABS Equipment on such Equipment Type. In such event, Aircell will use its best efforts to determine the cause or causes of such underperformance, present to Delta a remediation plan, and improve performance so that the ABS Equipment will comply with the Service Levels, but in no event will Aircell take more than 30 days to present its plan or more than an additional 90 days to demonstrate to Delta’s reasonable satisfaction that the ABS Equipment when installed will substantially comply with the Service Levels. In the event that Aircell fails to do so, Delta may terminate this Agreement.

8.5	Employees and Subcontractors of Aircell

8.5.1	Aircell may utilize the services of subcontractors in the provision of the ABS Equipment or performance of the Services. Aircell’s engagement of subcontractors will not relieve Aircell of its responsibility and obligation under this Agreement to perform fully in accordance with its terms.

8.5.2	Aircell shall provide the names and job responsibilities of all applicable individuals providing installation support or other Services on Delta’s aircraft or premises, whether employees, subcontractors or employees of subcontractors. Notwithstanding anything in this Agreement to the contrary, all personnel providing any of the Services under this Agreement on behalf of Aircell, whether employees, subcontractors or employees of subcontractors, shall comply with Delta’s technical operations policies and procedures, a copy of the relevant portions of which Delta shall provide to Aircell in advance.

8.5.3	Aircell shall pay, and hereby accepts full and exclusive liability for the payment of, any and all contributions and taxes for and on account of unemployment compensation, disability insurance, old age pension, or annuities, and all similar payments or contributions now or hereafter imposed by any Federal, state, or local governmental authority, with respect to or measured by wages, salaries, or other compensation paid by Aircell to persons employed or retained by Aircell or its contractors; and Aircell further agrees to indemnify and save Delta and its Affiliates harmless from and against any and all such liability or claims.

8.5.4	All Services shall be furnished by Aircell as an independent contractor. Subject to Sections 8.5.5 and 8.5.6, Aircell shall determine how to staff the Services under this Agreement. Under no circumstance shall any Aircell personnel utilized by Aircell to perform the Services be deemed employees of Delta. Delta and Aircell are not joint employers for any purpose under this Agreement.

8.5.5	If any of the individuals whose names have been provided to Delta under Section 8.5.2 of this Agreement appears on the Transportation Security Administration Watchlist, Aircell shall, upon written notice of Delta, promptly remove the individual from performing Services on the A/C.

8.5.6	All individuals providing installation/Deinstallation support or other Services on Delta’s aircraft or premises shall comply with the airworthiness requirements set forth in Exhibit E. If any such individual is unacceptable to Delta for any lawful, commercially-reasonable reason, Delta shall notify Aircell in writing and Aircell shall promptly remove the named individual from performing such work or Services. Aircell shall, if requested by Delta, promptly provide a replacement with equal or better qualifications and skills to continue such work or Services at no increase in cost to Delta, within an agreed upon time.

8.6

Work on Delta’s Premises; Safety; Security. To the extent that any Services are performed on Delta’s premises, Aircell shall conduct the Services in such a manner that the work does not unreasonably interfere with the operation of other Delta business conducted on the premises. Aircell shall confine all equipment, apparatus, materials and operations to limits reasonably indicated by the proper representative of Delta and Aircell shall not unnecessarily encumber the premises with materials. Aircell shall strictly comply with all of Delta’s work and safety rules, as communicated to Aircell by Delta from time to time, and as the same may be updated and amended by Delta from time to time and communicated to Aircell. By requiring compliance therewith, Delta does not assume, abrogate, or undertake to discharge any duty or responsibility of Aircell to its employees and its subcontractors’ employees or other person. Aircell is solely responsible for ensuring that its employees, its subcontractors, and their subcontractors and employees will perform all Services in a safe manner and in accordance with all applicable safety laws and regulations, including without limitation the FAA’s substance abuse policies. Aircell and all individuals performing Services on Aircell’s behalf, whether employees, subcontractors or employees of subcontractors, shall fully comply, at Aircell’s expense, with any applicable security rules or procedures of any airport or authorities or governmental authorities, including the acquisition and display of any required badges, other credentials or security clearances.

9.	FEES

9.1	Revenue Share for Connectivity Services. [***].

9.2	Sponsorships. For any Sponsorship conducted on one or more Retrofit A/C [***].

9.2.1	Adjustments. [***].

9.2.2	No Other Obligation. [***]

9.3	Revenue Thresholds.

EQUIPMENT TYPE	REVENUE THRESHOLD
MD	[***]
Delta 7x7	[***]
Airbus	[***]
NW 75x	[***]
DC9s	[***]

9.4	Incremental Revenue. [***].

[***]

[***]

9.5	Advertisinq Revenue. [***]. As used herein, the term “Advertising Revenue” means amounts paid to Aircell or Delta by third parties in exchange for the placement of advertisements on the Portal, less any refunds or credits; provided, however, that Advertising Revenue shall not include any Sponsorship Revenue.

9.6	Reimbursement of Delta Costs. [***].

9.7	Invoices and Payment. All amounts shall be payable in U.S. Dollars and paid, either via credit or by wire transfer or electronic payment through the Automated Clearing House, to Delta’s depository bank at the following address:

Bank Name	[***]
Location	[***]
Account Name	[***]
Account Number	[***]
ABA Number	[***]
Reference	[Aircell to add the appropriate payment reference information]

9.7.1	By Delta. Payment by Delta for Purchased ABS Equipment shall be made net forty-five (45) days from the date of issuance of Aircell’s invoice therefor, which shall not precede shipment of the Purchased ABS Equipment. Payment by Delta for Connectivity Services Certificates and any Services shall be made net forty-five (45) days from the date of issuance of Aircell’s invoice therefor, which date shall be noted thereon. In the event that Delta in good faith disputes any invoiced amount(s), then within forty-five (45) days following issuance of the invoice, Delta will notify Aircell in writing of the disputed amount(s) and submit payment for all undisputed amounts in accordance with this Section 9.7.1, and Delta’s nonpayment of such disputed amounts pending resolution will not constitute a breach by Delta of this Agreement. The unpaid disputed amount(s) will be resolved by mutual negotiations of the parties. Invoices to Delta hereunder shall be sent by Aircell using Delta’s electronic invoicing system. [***].

9.7.2	By Aircell. [***]. Invoices to Aircell for the Delta Revenue Share earned hereunder should be sent by Delta to the following address:

Aircell LLC

Attn: Accounts Receivable

1250 N. Arlington Heights Road, Suite 500

Itasca IL 60143

9.8	Taxes. “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital, net worth, sales, use and occupation, and value added, ad valorem, transfer, franchise, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. Aircell shall pay, and hereby accepts full and exclusive liability for the payment of Taxes levied, imposed or assessed in connection with the performance of this Agreement, including, but not limited to, any Taxes upon the provision of Services and any Taxes upon the delivery, ownership, use, possession or return of the ABS Equipment, and Aircell shall indemnify and save Delta and its Affiliates harmless from and against any such Taxes, whether imposed upon Delta or Aircell. Notwithstanding the foregoing, however, Aircell shall not be liable for any Taxes upon the Delta Revenue Share, which shall be Delta’s sole responsibility.

9.9	[***].

9.10	Audit.

9.10.1	By Delta. Aircell shall keep full and accurate records in connection with providing the ABS Equipment, Software and Services and shall make each such record available for audit by Delta for a period of [***] years from the date on which the record is created; provided, however, such auditor shall not be entitled to access to any information that Aircell may not disclose pursuant to confidentiality obligations to any third party. The audit, for purposes of certifying Aircell’s compliance with the terms of this Agreement, may be conducted no more than once per year upon reasonable advance written notice and in a manner that minimizes disruption of Aircell’s business, at Delta’s expense by a leading public accounting firm appointed by Delta, and approved by Aircell. Any such auditor shall agree, in a writing satisfactory to Aircell, to maintain the confidentiality of all information disclosed pursuant to such audit.

9.10.2	By Aircell. Delta shall keep full and accurate records related to installation and repair of all ABS Equipment by Delta and shall make each such record available for audit by Aircell for a period of [***] years from the date on which the record is created. Aircell will have the right to appoint, at its own expense, a leading public accounting firm, approved by Delta, to conduct an annual review of such records and certify Delta’s compliance with the terms of this Agreement. Any such auditor shall agree, in a writing satisfactory to Delta, to maintain the confidentiality of all information disclosed pursuant to such audit.

10.	WARRANTY

10.1	Each Party. Each party hereby represents and warrants to the other party the following:

10.1.1	Such party is duty organized and validly existing and has the power and authority to execute and deliver, and to perform its obligations under this Agreement.

10.1.2	Such party’s execution and delivery of this Agreement and performance of its obligations hereunder have been and remain duly authorized by all necessary action, do not require any approval or consent of equityholders (or if such approval is required, such approval has been obtained), do not require the approval or consent of any court or governmental agency or authority other than as specifically provided herein, and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent documents) or any law, regulation or contractual restriction binding on or affecting it or its property except as expressly set forth herein.

10.1.3	This Agreement is such party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

10.2	Aircell. Aircell warrants that, at all times during the Term:

10.2.1	All ABS Equipment and Software provided hereunder will be new unless otherwise specified, be free from all liens or encumbrances granted or created by Aircell, be free from material defects in material, workmanship and design, and be designed for use in the A/C environment, including selection of materials and process of manufacture.

10.2.2	The ABS Equipment and Software provided hereunder will substantially conform to and operate in accordance with the Specifications, provided that such warranty will apply only during the Warranty Period with respect to the Regional Jet Fleet.

10.2.3	The System will comply with all applicable laws, rules and regulations, including without limitation, all Federal Aviation Administration (“FAA”) orders or regulations and those of any other United States regulatory agency or body having jurisdiction over the System.

10.2.4	Aircell possesses (or will obtain) all Regulatory Approvals required to operate the System and perform the Services.

10.2.5	Aircell will use commercially reasonable efforts to comply with the Service Levels.

10.2.6	The Services will be performed in a professional and workman-like manner consistent with industry standards, and the personnel used to provide the Services are properly licensed and qualified and have the skill, experience and knowledge necessary to carry out the tasks allocated to them.

10.3	Conditions. As soon as practicable after learning of any loss or damage of the ABS Equipment and subject to Delta’s damage reporting procedures (a copy of which procedures shall be provided to Aircell prior to execution of this Agreement), Delta will provide Aircell full details thereof. The warranties set forth in Section 10.2 shall not apply in the event the ABS Equipment or Software has been subjected to misuse, neglect or accident, or has been modified or tampered with by any party other than Aircell, its service providers, or (if and to the extent authorized by Aircell) Delta.

10.4

Remedies. In the event of a breach of Section 10.2, Aircell agrees to re-perform the Services which gave rise to the breach at its own expense. If the breach is caused by defective ABS Equipment, Aircell will remove and repair or replace and reinstall the defective ABS Equipment as soon as reasonably possible so that the Connectivity Services meet the Service Levels. Provided the defective ABS Equipment was not damaged by a party other than Aircell or its service providers, Aircell shall pay all costs associated with the return, repair or replacement and re-installation thereof. This Section 10.4 sets forth Aircell’s sole obligations, and Delta’s sole and exclusive remedies, for any breach of the Warranties set forth in Section 10.2.

10.5	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AIRCELL MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT WITH REGARD TO ANY EQUIPMENT, SERVICE OR MATERIALS PROVIDED UNDER THIS AGREEMENT.

10.6	Warranties by Delta. Except with respect to Excluded A/C, Delta represents and warrants that from and after (i) the Restatement Effective Date, with respect to the Initial Regional Jet Fleet and (ii) the date on which ABS Equipment is installed on any other Regional Jet A/C, Delta has authority to execute and deliver this Agreement and perform its obligations hereunder with respect to such Regional Jet A/C, and such execution, delivery and performance by Delta will not conflict with any provision of the applicable Regional Jet Contract not waived by Aircell with respect to such contract, or give rise to any lien or encumbrance on any Leased ABS Equipment thereunder or require the consent of any counterparty to any Regional Jet Contract.

11.	TERM AND TERMINATION

11.1	Term. The term of this Agreement shall begin on the Effective Date and shall continue (i) with respect to the Mainline Fleet for a period of ten (10) years from the first Trigger Date and (ii) with respect to the Regional Jet Fleet for a period of ten (10) years from the first date on which the ABS Equipment is installed on 90% of the Initial Regional Jet Fleet, in each case unless sooner terminated in accordance with its terms.

11.2	Termination for Cause.

11.2.1	Either party may elect to terminate this Agreement if:

11.2.1.1	The other party materially breaches its obligations under this Agreement and, if the breach is curable, fails to cure such breach within 60 days following receipt of notice of such breach; or

11.2.1.2	The other party files a voluntary petition in bankruptcy, is adjudicated as a bankrupt or insolvent, files any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statute, law or regulation, seeks, consents to or acquiesces in the appointment of any trustee, receiver or liquidator for itself, makes any general assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, ceases doing business or ceases providing services necessary for operation of the System or the ABS Equipment; or

11.2.1.3	If a petition is filed against the other party seeking any reorganization, composition, readjustment, liquidation or similar relief for such party under any present or future statute, law or regulation, which petition remains undismissed or unstayed for an aggregate of thirty (30) days (whether or not consecutive), or if any trustee, receiver or liquidator of either party is appointed, which appointment remains unvacated or unstayed for an aggregate of thirty (30) days (whether or not consecutive); or

11.2.1.4	Any representation or warranty made by either party in Section 10 is incorrect at the time given in any material respect.

11.2.2	With respect to each Equipment Type in the Mainline Fleet, at any time after the first anniversary of the applicable Trigger Date for such Equipment Type, Delta may elect to terminate this Agreement with respect to such Equipment Type by providing 60 days advance written notice to Aircell if the average monthly Take Rate for such Equipment Type for any 12 months preceding such notice is less than [***]. Aircell will provide Delta with the number of passengers accessing the Connectivity Services on each flight segment. During the first year after the Trigger Date for each Equipment Type, Aircell will provide such information to Delta on a weekly basis, and thereafter on a monthly basis.

11.2.3	With respect to each Equipment Type in the Mainline Fleet, beginning on the first anniversary of the applicable Trigger Date for such Equipment Type, Delta may, within the first quarter of any calendar year, elect to terminate this Agreement with respect to such Equipment Type by providing 60 days advance written notice to Aircell if the Delta Connectivity Revenue Share for the preceding calendar year (including any revenues deducted by Aircell as set forth in Section 7.3) is less than [***] of Delta’s incremental fuel cost (to be determined in accordance with Exhibit I) for such Equipment Type for such year resulting from (a) the incremental demonstrated drag, if any, associated with any antenna modifications or replacements made subsequent to initial installation of ABS Equipment on Retrofit A/C of such Equipment Type, and (b) weight of the installed ABS Equipment. If Delta elects to terminate this Agreement under this provision, Aircell will have the opportunity to cure by paying Delta an amount equal to the shortfall. Such payment will not be considered a payment for any other purpose.

11.2.4	With respect to each of Equipment Type in the Mainline Fleet, if at any time during the Term (A) an in-flight connectivity services provider other than Aircell offers a connectivity service, (B) which provides [***], (C) such that Delta reasonably believes [***], (D) such competitive system is installed and operational on more than [***] commercial aircraft, and (E) Delta has completed sourcing processes with respect to the competitive offering at least as rigorous as those undertaken by Delta in evaluating Aircell such that Delta can validate the technology, functionality and feasibility of the competitive offering and provide objective system performance and functionality criteria to Aircell for its use in determining whether it wishes to submit a proposal as contemplated below, then Delta may elect to terminate this Agreement with respect to such Equipment Type by providing at least [***] advance written notice to Aircell. Aircell will have the opportunity to submit a proposal, which proposal will include, without limitation, proposed terms regarding pricing, system functionality and implementation dates, and Delta will in good faith consider such proposal. If Delta reasonably determines that Aircell’s proposal is at least as favorable as the competitor’s offering, this Agreement will be amended to incorporate such additional or replacement offering or functionality and the agreed upon terms. If Aircell declines or fails to submit a proposal to Delta at least [***] prior to the effective date of termination, or Delta reasonably determines that Aircell’s proposal is not as favorable as the competitor’s offering, this Agreement will terminate as to such Equipment Type per Delta’s termination notice. If such termination occurs within 3 years after the Trigger Date but prior to reaching the Revenue Threshold for such Equipment Type, Delta will pay Aircell an amount equal to the remaining unpaid balance of the Revenue Threshold for each Equipment Type being terminated.

11.2.5	If (i) Aircell fails to meet the deadlines set forth in the penultimate sentence of Section 8.4 or (ii) the three conditions set forth in the last sentence of Section 3.10 are met, then Delta may elect to terminate this Agreement on 30 days prior written notice.

11.2.6	In the event Delta terminates this Agreement with respect to Retrofit A/C constituting 33% or more of the total Retrofit A/C in the Mainline Fleet (measured immediately prior to such termination) under the provisions of Section 11.2.2, 11.2.3 or 11.2.4, Delta may also terminate this Agreement with respect to the Regional Jet Fleet by providing 60 days advance written notice to Aircell.

11.3	Effects of Termination. Upon termination or expiration of this Agreement for any reason:

11.3.1	Any amounts owed to Aircell or Delta under this Agreement before such termination or expiration will be immediately due and payable;

11.3.2	All warranties and licenses set forth herein shall remain in full force and effect, subject to the terms and conditions set forth herein, and shall survive the termination or expiration of this Agreement for any reason;

11.3.3	Effective upon any termination of this Agreement other than by Aircell pursuant to Section 11.2.1, Aircell shall, in a commercially reasonable manner and subject to Delta’s ongoing compliance with the terms and conditions of this Agreement, continue to provide the Connectivity Services for such period of time as Delta reasonably requests (the “Termination Assistance Period”) and provide to Delta and any successor connectivity provider identified by Delta all reasonably requested non-confidential information and assistance to wind down the Program and remove the ABS Equipment from the Retrofit A/C in a manner that provides the least reasonably possible adverse effect on Delta. [***].

11.3.4	Unless otherwise specifically set forth to the contrary herein, rights of termination are without prejudice to any remedies available to the parties under this Agreement for breach, at law or in equity.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	Ownership. Delta acknowledges and agrees that, as between the parties, Aircell is the owner of all right and title in and to the Aircell Technology and that all intellectual property rights, including copyrights, trade secrets and patent rights, embodied in the Specifications and the ABS Equipment and Software shall be exclusively vested in Aircell. Aircell acknowledges and agrees that, as between the parties, Delta is the owner of all right and title in and to the Delta Technology.

12.2	Rights in Marks. Aircell acknowledges that the marks shown as Delta’s marks on Exhibit G hereto (the “Delta Marks”) are the property of Delta as owner or licensee, and that only such marks may be used by Aircell in marketing and promoting the Connectivity Services, and that upon expiration or termination of this Agreement, Aircell will immediately cease use of such marks; provided that Delta may revoke the right of Aircell to use any Delta Mark upon termination of Delta’s property rights therein. Delta acknowledges that the marks shown as Aircell marks on Exhibit G hereto are the property of Aircell and the only marks owned by Aircell that may be used by Delta in marketing and promoting ABS (the “Aircell Marks”), and that upon expiration or termination of this Agreement, Delta will immediately cease use of such marks. Except as expressly set forth in this Agreement, no right, property, license, permission or interest of any kind in or to the marks owned by either party is or is intended to be given or transferred to or acquired by the other party by the execution, performance or non performance of this Agreement or any part hereof. Each party agrees that it shall in no way contest or deny the validity of, or the right or title of the other party in or to its marks, and shall not encourage or assist others, directly or indirectly, to do so, during the lifetime of this Agreement and thereafter. Neither party will take actions that are adverse to the other party’s ownership rights in or to its marks, nor shall either party intentionally utilize the other party’s marks in any manner that would diminish their value or harm the reputation of the other party. Neither party shall use or register any domain name that is identical to or confusingly similar to any of the other party’s marks.

12.3	Use of the Delta Marks. Before any reproduction, display, distribution or other use of the Delta Marks or any other reference to Delta, Delta’s Affiliates, or the products or services of Delta or its Affiliates, Aircell shall submit to Delta a sample of the proposed use and obtain Delta’s prior written approval, which Delta may withhold in its sole discretion. Without limiting the generality of the foregoing, Delta shall be entitled to disapprove any use of the Delta Marks which, in the reasonable opinion of Delta, might (i) subject Delta or its affiliates to unfavorable regulatory action, violate any law, infringe upon the rights of third parties, or subject Delta or its affiliates to liability for any reason; or (ii) adversely affect Delta’s or its affiliates’ public image, reputation, or goodwill.

12.4	Protective Measures for the Marks. Delta may require the placement of appropriate and reasonable trademark, service mark or copyright notices within or on the Portal as may be necessary or prudent to protect Delta’s right, title and interest in and to the Delta Marks. All uses of the Delta Marks shall inure to the benefit of Delta as owner, all uses of the Aircell Marks shall inure to the benefit of Aircell as owner, and the use of the Delta Marks in conjunction with the Aircell Marks shall not create a unitary or composite mark. Upon expiration or termination of this Agreement for any reason, neither party shall thereafter use any expression in connection with any business in which it may thereafter be engaged which, in the reasonable judgment of the other party, so nearly resembles the other party’s Marks as may be likely to lead to confusion or uncertainty on the part of the public.

13.	CONFIDENTIALITY

13.1	Confidential Information. Each party (for the purposes of this Article, a “Receiver”) shall maintain in strict confidence, and agree not to disclose to any third party, except as necessary for the performance of this Agreement when authorized by the other party (for the purposes of this Article, a “Discloser”) in writing, Confidential Information that the Receiver receives from the Discloser or its Affiliates. Notwithstanding the foregoing, Aircell may share the contents of this Agreement with investment bankers and prospective investors who have, prior to any disclosure, agreed in wilting to confidentiality restrictions that are not less onerous than those that apply to Aircell under this Agreement, and Delta may disclose such Confidential Information as is reasonable or necessary for installation, operation, maintenance and Deinstallation of the ABS Equipment to third parties who have, prior to any disclosure, agreed in writing to confidentiality restrictions that are not less onerous than those that apply to Delta under this Agreement. “Confidential Information” means: (A) the terms and conditions of this Agreement; (B) all non-public information of the Discloser or its Affiliates, including, but not limited to, any information regarding identifiable individuals, including without limitation, customers or employee, which information has been collected by or on behalf of the Discloser or its Affiliates (“PII” or “Personally Identifying Information”); that (i) is of a confidential or proprietary nature, (ii) relates to the subject matter of this Agreement and (iii) is marked as confidential at the time of disclosure, or transmitted verbally or by demonstration (specifically designated as Confidential Information at the time of such disclosure) and followed up by a letter within ten (10) business days of its disclosure indicating that the information disclosed verbally or by demonstration is Confidential Information; or (C) with respect to Aircell, all non-public information of Delta or its Affiliates which (i) is of a confidential or proprietary nature, (ii) is provided by Delta to Aircell’s employees to perform Services for Delta pursuant to this Agreement at any Installation Site or obtained by the Aircell’s employees during the provision of Services at any Installation Site, and (iii) a reasonable person would or should understand to be confidential.

13.2	Exclusions. Confidential Information does not include information: that is, or subsequently may become within the knowledge of the public generally through no fault of the Receiver; that the Receiver can show was previously known to it as a matter of record at the time of receipt; that the Receiver may subsequently obtain lawfully from a third party who has lawfully obtained the information free of any confidentiality obligations; or that the Receiver may subsequently develop as a matter of record, independently of disclosure by the Discloser.

13.3	Duration of Obligation. The confidentiality obligation with respect to Confidential Information received by either party shall remain in effect until three (3) years from the termination or expiration of this Agreement, including any renewals or extensions thereof. The confidentiality obligation with respect to Confidential Information consisting of PII shall remain in effect in effect for a period of ten (10) years from the date of receipt of the PII. Upon the expiration or termination of this Agreement for any reason, Receiver shall immediately return to Discloser or destroy all Confidential Information in Receiver’s possession or control, as Discloser directs.

13.4

Court Order and Regulatory Filings. Notwithstanding the restrictions in this Article, the Receiver may disclose Confidential Information to the extent required by an order of any court, a governmental regulatory agency (in a securities or other filing) or other governmental authority having jurisdiction or by operation of law, but in any such event only after the Receiver has notified the Discloser (if such notification is permitted under the order) and Discloser has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

13.5	Ownership. Except as otherwise expressly provided in this Agreement, as between Discloser and Receiver, Discloser shall own all right title and interest in and to Confidential Information.

13.6	Additional Provisions regarding PII. In addition to the other obligations in this Section 13, the parties shall abide by the provisions of this Section 13.6 concerning PII. For the purposes of these provisions: the terms “process,” “processing” or “processed” in relation to PII include, without limitation, collection, recording, organization, storage, amendment, retrieval, consultation, manipulation, and erasure.

13.6.1	General: Discloser has entrusted Receiver with PII. Receiver agrees to use reasonable measures to prevent the unauthorized processing, capture, transmission and use of PII which Discloser may disclose to Receiver during the course of Discloser’s relationship with Receiver.

13.6.2	Processing and Use of PII: Receiver shall process and use PII solely in accordance with the provisions of this Agreement. Receiver shall not process or use PII for any purpose not specifically set forth in this Agreement without Discloser’s express prior written consent. At any time, Discloser may make inquiries to Receiver about PII transferred by Discloser and stored by Receiver, and Receiver agrees to provide to Discloser copies of such PII as maintained by Receiver within a reasonable time and to perform corrections or deletions of, or additions to, PII as reasonably requested by Discloser.

13.6.3	Discloser’s Inspection Rights: Discloser shall have the right upon reasonable prior notice of at least ten (10) business days to verify Receiver’s compliance with the terms and conditions of this Agreement, or to appoint a third party under covenants of confidentiality to verify the same on Discloser’s behalf. Receiver shall grant Discloser’s agents supervised, unimpeded access to the extent necessary to accomplish the inspection and review of all data processing facilities, data files and other documentation used by Receiver for processing and utilizing PII in relation to this Agreement. Receiver agrees to provide reasonable assistance to Discloser in facilitating this inspection function.

13.6.4	Transmission of Confidential Information or PII to Third Parties: Receiver may not transfer Confidential Information or PII to any third party without Discloser’s prior written consent, and then only upon such third party’s execution of an agreement containing covenants for the protection of Confidential Information or Pll no less stringent than those contained in this Agreement.

13.7	Data Protection and Security. Receiver shall implement, at a minimum, the data protection measures and observe the minimum standards for the security of Pll and Confidential Information as set forth below:

13.7.1	Access of Persons: Receiver agrees to use reasonable measures to prevent unauthorized persons from gaining access to Confidential Information or the data processing equipment or media where PII is stored or processed. Receiver agrees to provide its employees and agent’s access to Confidential Information or PII on a need-to-know basis only and agrees to cause any persons, including, without limitation, third-party vendors, having authorized access to such information to be bound by obligations of confidentiality, non-use and non-disclosure no less stringent than those imposed upon Receiver by this Agreement.

13.7.2	Data Media: Receiver agrees to use reasonable measures to prevent the unauthorized reading, copying, alteration or removal of the data media used by Receiver and containing Confidential Information or PII.

13.7.3	Data Retention: Receiver shall not retain Confidential Information or Pll any longer than is reasonably necessary to accomplish the intended purposes for which Confidential Information or Pll was transferred as set forth in this Agreement. Upon the earlier termination of this Agreement or the written request of Discloser, Receiver shall delete and/or destroy all Confidential Information or PII in Receiver’s possession, including any copies thereof, and shall deliver a written statement to Discloser within thirty (30) days of Discloser’s request confirming that Receiver has done so.

13.7.4	Data Memory: Receiver agrees to use reasonable measures to prevent unauthorized data input into memory and the unauthorized reading, alteration or deletion of Confidential Information or PII.

13.7.5	Personnel: Upon request, Receiver shall provide Discloser with a list of Receiver’s employees entrusted with processing the Confidential Information or PIl transferred by Receiver, together with a description of their access rights.

13.7.6	Transmission: Receiver agrees to use reasonable measures to prevent Confidential Information or Pll from being read, copied, altered or deleted by unauthorized parties during the transmission thereof or during the transport of the data media on which Confidential Information or Pll is stored.

13.7.7	Breach Notification: Aircell will report security breaches (data or network) in a prompt and timely manner and assist Delta’s Information Security and Privacy Office (ISPO) in the investigation.

13.8	Other Obligations. The obligations set forth in this Section 13 are in addition to, and not in lieu of, any fiduciary duties or obligations of confidentiality or nondisclosure that the parties may have to each other under the common law, laws providing for the protection of trade secrets, or other statutory law.

14.	INDEMNITY

14.1	By Aircell. Aircell will defend, indemnify and hold harmless Delta, each of the Connection Carriers, and Delta’s and each of the Connection Carrier’s respective directors, officers, employees, and agents (collectively herein the “Delta Indemnified Parties”), against and from all claims, suits, judgments, losses, damages, fines, penalties, liabilities or costs (including reasonable attorneys fees, interest and expenses) resulting from any claim, suit or demand by any third party (including any Connection Carrier), including but not limited to injuries or deaths of persons, loss of or damage to real or personal property, and liability or obligations under or with respect to any violation of federal, state or local laws, regulations, rules, codes and ordinances, arising out of (a) any act or omission by Aircell (or anyone for whose acts Aircell may be liable) in connection with Aircell’s performance or nonperformance under this Agreement, (b) the installation, operation, use or Deinstallation of the ABS Equipment, the Software or the Services (including without limitation the collection, processing, storage, transport, use and delivery of data), and (c) any claim that the ABS Equipment, the Software or the Services infringes or misappropriates any patent, copyright, trade secret or other proprietary right (a “Claim”) This Section shall not be construed to negate, abridge or otherwise reduce any other right to indemnity which would otherwise exist in favor of any Delta Indemnified Party, or any other obligation of Aircell, its officers, directors, employees, agents or contractors to indemnify a Delta Indemnified Party. Aircell’s obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits paid or payable by Aircell under Workers’ Compensation Acts, disability benefits acts or other employee benefit laws or regulations. The indemnification obligations of this Section shall survive termination or expiration of this Agreement.

14.2

Exclusions. Notwithstanding anything herein to the contrary, Aircell’s indemnity obligation shall not apply to the extent Claims are caused by (i) any designs, specifications or modifications originating with, or performed by, Delta, or its contractors, including without limitation any

Connection Carrier, (ii) the combination of the ABS Equipment or Software with other equipment or Software not supplied, authorized or specified by Aircell, or otherwise contemplated by this Agreement, (iii) misuse of the ABS Equipment or Connectivity Services, (iv) the gross negligence, recklessness, illegal act, misrepresentation or malicious or willful misconduct of Delta or any of its officers, directors, agents, representatives, employees or contractors, including without limitation any Connection Carrier, or (v) any circumstance requiring indemnification by Delta under Section 14.3

14.3	Indemnity By Delta. Delta will defend, indemnify and hold harmless Aircell its parent company and subsidiaries, and their directors, officers, employees and agents against and from all suits, judgments, losses, damages, fines, penalties, liabilities or costs (including reasonable attorneys fees and expenses) resulting from any claim, suit or demand by any third party, including but not limited to injuries or deaths of persons or loss of or damage to real or personal property, arising out of (i) Delta’s negligence in performing installation, Deinstallation and/or maintenance of the ABS Equipment, (ii) Aircell’s implementation and operation, at Delta’s request, of a system that filters and/or blocks objectionable content (other than VOIP); provided, however, that the indemnification described in clause (ii) shall not extend to any claim, suit or demand arising out of Aircell’s failure to implement and operate the system in accordance with agreed-upon specifications; or (iii) Delta’s breach of the representation and warranty set forth in Section 10.6 of this Agreement.

14.4	Procedures. In the event a claim is made or suit is brought that is covered by the foregoing indemnity, the Indemnified Party shall give the party with the indemnity obligation (the “Indemnitor”) notice thereof promptly after becoming aware thereof. The Indemnitor shall assume all responsibility for such claim or suit, and the Indemnified Party shall provide reasonable assistance and cooperation during the defense of such claim or suit or compromise or settlement thereof. The Indemnitor shall reimburse the Indemnified Party its reasonable out-of-pocket expenses incurred in providing such assistance. Notwithstanding the foregoing, the Indemnified Party’s consent shall be obtained in the event any compromise or settlement under this Section: (a) includes a finding or admission of any violation of any law by the Indemnified Party or any violation of the rights of any person by the Indemnified Party; (b) has an effect on any claim held by or against the Indemnified Party; or (c) requires the payment of any money or the taking of any action by the Indemnified Party. The Indemnified Party shall have the right, but not the duty, at its own expense, to participate in the defense and/or compromise or settlement of such claim or suit with counsel of its own choosing without relieving the Indemnitor of any obligations hereunder.

14.5	Remedies. If any infringement or misappropriation action falls within the indemnification provided by Aircell to a Delta Indemnified Party in Section 14.1, and (a) Aircell is enjoined or threatened to be enjoined, either temporarily or permanently, from selling, manufacturing or delivering to a Delta Indemnified Party the ABS Equipment, Software or Services, or (b) a Delta Indemnified Party is enjoined or threatened to be enjoined, either temporarily or permanently, from operating the ABS Equipment or Software or providing the Services, or (c) a Delta Indemnified Party or Aircell is adjudged, in any final order of a court of competent jurisdiction from which no appeal is available, to have infringed upon or misappropriated any patent, copyright, trade secret or other proprietary right in the use of the ABS Equipment, Software or Services, then Aircell shall, [***] THIS SECTION 14 SETS FORTH THE ENTIRE OBLIGATION AND LIABILITY OF AIRCELL TO DELTA INDEMNIFIED PARTIES FOR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS RELATED TO THE EQUIPMENT, SOFTWARE AND SERVICES PROVIDED UNDER THIS AGREEMENT.

15.	INSURANCE

15.1	Delta Requirements. Delta agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the term of this Agreement:

15.1.1	Comprehensive Aviation Liability Insurance, including personal injury, products and completed operations, war risk and allied perils and contractual liability in an amount not less than [***] combined single limit per occurrence (and in the aggregate with respects to products), which insurance may be provided by a combination of primary and umbrella coverages, covering all liability arising out of any bodily injury (including death of any person) and any damage to (including destruction of) property.

15.1.2	Aircraft Hull Insurance covering loss or damage to Leased ABS Equipment once permanently installed on the aircraft in an amount not less than [***]. Such insurance shall include Aircell as loss payee solely as respects the value of the Leased ABS Equipment.

15.2	Aircell Requirements. Aircell agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the term of this Agreement:

15.2.1	Comprehensive Aviation Liability Insurance, including bodily injury, products and completed operations, war risk and allied perils and contractual liability in an amount not less than [***] combined single limit per occurrence (and in the aggregate with respects to products), which insurance may be provided by a combination of primary and umbrella coverages, covering all liability arising out of any bodily injury (including death of any person) and any damage to (including destruction of) property.

15.2.2	Commercial General Liability Insurance, including coverage for Contractual Liability assumed under this Agreement, Premises-Operations, Completed Operations—Products, and Independent Contractors providing coverage for bodily injury, personal injury and property damage with combined single limits of not less than [***] per occurrence.

15.2.3	Commercial Automobile Liability Insurance providing coverage for bodily injury and property damage with combined single limits of not less than [***] per occurrence, and [***] per occurrence if Aircell employees or contractors will drive a vehicle on airport property.

15.2.4	Professional Liability (also known as Errors and Omissions Liability) Insurance covering acts, errors and omissions arising out of Aircell’s operations or Services that includes coverage as follows:

15.2.4.1	Coverage for software and operations development work, implementation, testing, training and maintenance of software and systems, including coverage for copyright and trademark protection.

15.2.4.2	Coverage for: (i) web and application hosting services including coverage for copyright and trademark protections and (ii) network risk coverage for damages related to security breaches and unauthorized access including privacy damages, data destruction and misappropriation of data.

15.2.4.3	Professional Liability (Errors and Omissions Liability) Insurance policies shall have a limit of liability of no less than [***] per occurrence and in the aggregate and with a retroactive date no later than the commencement of the provision of the Services.

15.2.4.4	Aircell further agrees that Professional Liability/Errors and Omissions Insurance will be maintained for two years following the termination of this Agreement. Any incidents, accidents, claims or potential claims of which Supplier has knowledge shall be communicated to Delta within fifteen (15) days of such knowledge.

15.2.5	Comprehensive Crime Insurance, including Employee Dishonesty and Computer Fraud Insurance, covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Aircell employees, acting alone or with others, in an amount not less than [***] per occurrence.

15.2.6	Workers’ Compensation and Employer’s Liability Insurance in full compliance with the applicable laws of the state and/or country in which the work is to be performed or the country of hire (whichever is applicable). Each such policy shall be endorsed to include an alternate employer endorsement and a waiver of subrogation in favor of Delta.

15.2.6.1	The limits of liability of Workers’ Compensation Insurance shall be not less than the limits required by applicable law.

15.2.6.2	The limits of liability of Employer’s Liability Insurance with minimum limits of [***] per employee by accident, [***] per employee by disease, [***] policy limit by disease (or, if higher, the policy limits required by applicable law).

15.3	Approved Companies. All such insurance shall be procured with reputable insurance companies and in such form as is usual and customary to such party’s business.

15.4	Endorsements. With respect to the liability insurance policies in Sections 15.1.1, 15.2.1 and 15.2.2, each party shall name the other party and their respective officers, directors and employees (and, with respect to Delta, each of the Connection Carriers) as additional insureds for any and all liability arising at any time in connection with Section 14 of this Agreement. All policies of insurance shall provide that each will not be canceled or materially altered except after thirty (30) days advance written notice to the other party. All insurance required under this Section 15 shall be primary insurance and any other valid insurance existing for the other party’s benefit shall be excess of such primary insurance. Each party shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

15.5	Certificates. Each party shall provide the other with certificates of insurance evidencing compliance with this Section 15 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall provide that the issuing company shall not cancel, reduce, or otherwise materially alter the insurance afforded under the above policies unless notice of such cancellation, reduction or material alteration has been provided at least thirty (30) days in advance to the other party.

15.6	No implied Limitation. The obligation to provide the insurance specified herein shall not limit in any way any obligation or liability of either party provided elsewhere in this Agreement. The rights of each party to insurance coverage under policies issued to or for the benefit of one or more of them are independent of this Agreement shall not be limited by this Agreement.

15.7	Risk of Loss. Each party shall be responsible for risk of loss of, and damage to, any ABS Equipment or Software in its possession or under its control. Each party shall promptly notify the other of any damage (except normal wear and tear), destruction, loss, theft, or governmental taking of any item of ABS Equipment, Software or other materials in the possession or under the control of such party, whether or not insured against by such party, whether partial or complete, which is caused by any act, omission, fault or neglect of such party (“Event of Loss”). Such party shall be responsible for the cost of any necessary repair or replacement of such ABS Equipment or Software due to an Event of Loss. In the event of an Event of Loss caused by Delta, such repair or replacement shall not be considered part of Aircell’s maintenance obligations, but Aircell shall coordinate and oversee repair or replacement performed by a third-party on a Pass-Through Expenses’ basis or by Aircell at agreed-upon prices.

16.	LIMITATION OF LIABILITY

16.1	Consequential Damages. NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

16.2	Limitation. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY AMOUNT THAT, IN THE AGGREGATE, EXCEEDS THE GREATER OF $50 MILLION OR THE AMOUNT AIRCELL HAS PAID OR PROPERLY OWES DELTA PURSUANT TO THIS AGREEMENT IN THE TWELVE MONTHS PRECEDING THE EVENTS GIVING RISE TO THE CLAIM.

16.3	Exclusions. Sections 16.1 and 16.2 shall not apply with respect to (a) claims of third parties for bodily injury (including loss of life) or damage to property to the extent caused by the negligence or willful misconduct of either party; (b) claims arising out of a breach of confidentiality, or (c) indemnity under Section 14 of this Agreement.

17.	EXCUSABLE DELAYS

17.1	Definition. Either party shall be excused from performance of its obligations hereunder, and shall not be liable to the other party for any direct, indirect, special, incidental, consequential or punitive damages suffered or incurred by the other party arising out of a total or partial failure to perform hereunder or delay in such performance, to the extent resulting directly from any event or occurrence beyond the reasonable control of the delayed party (collectively, “Excusable Delay”), including, without limitation, (i) acts of God, (ii) wars or acts of a public enemy, (iii) acts, failures to act or delays of the Governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, including, without limitation, national aviation authorities, (iv) quotas or embargoes, (v) acts of sabotage, (vi) fires, floods or other natural catastrophes, or (vii) strikes, lockouts or other labor stoppages, slowdowns or disputes; provided, however, that such delay is not occasioned by the fault or negligence of the delayed party. Any Excusable Delay shall last only as long as the event remains beyond the control of the delayed party and only to the extent that it is the direct cause of the delay.

17.2	Recourse. The delayed party shall notify the other party within a reasonable time after it discovers an Excusable Delay has occurred, in writing, specifying the cause of the delay and, to the extent known, estimating the duration of the delay. No delay shall be excused unless such written notice shall have been given as required by this Section. If the Excusable Delay lasts in excess of sixty (60) days, the non-delayed party shall have the right to terminate this Agreement.

18.	GENERAL

18.1	Independent Contractors. Nothing contained in this Agreement shall be construed to constitute Aircell as a partner, employee or agent of Delta, nor shall either party have the authority to bind the other in any respect, it being intended that each shall remain responsible for its own actions. Aircell is retained only for the purposes and to the extent set forth in this Agreement. Aircell is an independent contractor of Delta, and personnel used or supplied by Aircell in performance of this Agreement shall be and remain employees or agents of Aircell and under no circumstances shall be considered employees or agents of Delta. Aircell shall have the sole responsibility for supervision and control of its personnel.

18.2	Use of Subcontractors/Affiliates. Nothing in this Agreement shall create any contractual relationship between Delta and any Aircell subcontractor, and no subcontract shall relieve Aircell of its obligations hereunder should the subcontractor fail to perform in accordance with the provisions of this Agreement. Delta shall have no obligation to pay or to see to the payment of any money to any subcontractor. Each party shall be solely responsible for the acts and omissions of its subcontractors and Affiliates, with which such party shall have entered into agreements that contain confidentiality provisions at least as protective as those set forth herein. Any breach by a subcontractor or Affiliate of any terms or conditions of this Agreement shall be deemed a breach by the party engaging such subcontractor or whose Affiliate breached.

18.3	Notice. Any notice, demand or document that either party is required or otherwise desires to give or deliver to or make upon the other party hereunder shall be in writing and shall be (a) personally delivered, (b) deposited in the Mail, registered or certified, return receipt requested, with postage prepaid, (c) sent by overnight courier, or (d) sent by facsimile with confirmation of receipt by the addressee, addressed as follows:

If to Delta:	Delta Air Lines, Inc. Director - Technical Operations, Supply Chain Management 1775 Aviation Boulevard Atlanta, Georgia 30354-3743 Fax: 404-677-6079

with a copy to:	General Counsel Delta Air Lines, Inc. 1020 Delta Boulevard Atlanta, Georgia 30354-1989 Fax: 404-715-7882

If to Aircell:	Attn: General Counsel Aircell LLC 1250 N. Arlington Heights Road, Suite 500 Itasca, IL 60143 Fax: (303) 379-0201

or to such other address as either party shall designate for itself by notice given to the other party as aforesaid. Any such notice, demand or document shall be deemed to be effective upon receipt of the same by the party to whom the same is addressed.

18.4	Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns, but neither the rights nor the duties of either party under this Agreement may be voluntarily or involuntarily assigned or delegated, in whole or part, without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger, consolidation, or similar transaction, or a sale or other disposition of all or substantially all of its assets. Any attempted assignment or transfer in violation of the foregoing will be void. Notwithstanding the foregoing, Aircell hereby consents to the Merger. The terms and conditions of this Agreement (including without limitation any terms pertaining to pricing and use) contemplate the Merger.

18.5	Governing Law and Venue. This Agreement shall be governed by and construed according to the internal laws of the State of New York.

18.6	Savings Clause. If any provision of this Agreement is declared unlawful or unenforceable as a result of final administrative, legislative or judicial action, this Agreement shall be deemed to be amended to conform with the requirements of such action and all other provisions hereof shall remain in full force and effect.

18.7	Waiver. No failure or delay by either party in requiring strict performance of any provision of this Agreement, no previous waiver or forbearance of any provision of this Agreement by either party and no course of dealing between the parties shall in any way be construed as a waiver or continuing waiver of any provision of this Agreement.

18.8	Final Agreement. This Agreement constitutes and represents the final agreement between the parties and supersedes all prior or contemporaneous agreements and understandings of the parties as to the subject matter hereof, including without limitation the parties’ Letter of Intent giving rise hereto. There are no oral agreements between the parties. This Agreement may be amended in whole or in part only in a writing signed by both parties.

18.9	Captions. The Section headings herein are for convenience of reference only and are not intended to define or aid interpretation of the text hereof.

18.10	Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument, and if so executed in counterparts will be enforceable and effective upon the exchange of executed counterparts.

18.11	Survival. Notwithstanding anything herein to the contrary, any Sections or portions of any Sections of this Agreement (including the Exhibits hereto) that by their express terms survive, or by their nature should survive, expiration or termination of this Agreement shall survive such expiration or termination.

18.12	Air Travel. [***]

18.13	No Third-Party Beneficiaries. The provisions of this Agreement are enforceable solely by the parties to this Agreement, provided that each Connection Carrier may enforce the warranty, maintenance, support, training, Deinstallation and indemnity obligations of Aircell hereunder with respect to its respective Regional Jet A/C. No other person shall have the right to enforce any provision of this Agreement or compel any party to this Agreement to perform any Service or comply with the terms of this Agreement.

18.14	Interpretation. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise clearly indicated to the contrary. (b) As used throughout this Agreement and all attachments, amendments and Exhibits annexed hereto, the word “including” shall be interpreted to mean “including, without limitation” or “including, but not limited to”. (c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. (e) This Agreement has been reviewed and negotiated by both parties and shall be deemed to have been drafted by both parties; accordingly, no rule of interpretation against the drafting party are applicable to this Agreement.

18.15	Supplier Performance. Aircell will participate in Delta’s Supplier Performance Program, which monitors, evaluates and scores suppliers in accordance with quantifiable objectives. Should any part of such program conflict with the terms of this Agreement, this Agreement shall prevail.

18.16	Doing Business with Delta. In performing the Services, Aircell shall comply with the principles of business ethics and conduct required of suppliers and set forth in the booklet available on-line at http://images.delta.com.edgesuite.net/delta/pdfs/doingbiz.pdf.

18.17	Equal Opportunity. Aircell shall not discriminate against any employee or applicant for employment because of race, color, religion, disability, sex, national origin, age or any other unlawful criterion and shall comply with all applicable laws against discrimination and all applicable rules, regulations and orders issued thereunder or in implementation thereof. The Equal Opportunity Clauses set forth in 41 C.F.R., sections 60-1.4 (a), 60-250.5 (a) and 60-741.5 (a) are incorporated herein by this reference.

18.18	Supplier Diversity. Delta and Aircell are committed to enhancing business opportunities for small, minority, and women-owned business enterprises (SBE/M/WBE) as suppliers and subcontractors. Aircell and Delta shall use reasonable commercial efforts to include and utilize SBE/M/WBE supplier firms, as long as they are competitive on price, quality, service and provide the best overall value for goods and services provided under this Agreement. Aircell shall complete and submit to Delta a Supplier Diversity Quarterly Utilization Report, in such format as Delta may reasonably specify, by the first day of the second month following each calendar quarter.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Restatement Effective Date.

AIRCELL LLC		DELTA AIR LINES, INC.

By:	/s/ Michael J. Small	By:	/s/ Christopher Collette

Name:	Michael J. Small	Name:	Christopher Collette

Title:	Chief Executive Officer	Title:	SVP Supply Chain Mgmt.

Date:	4/29/11	Date:	4/27/11

EXHIBIT A-1

ABS EQUIPMENT FOR THE MAINLINE FLEET, INCLUDING THE VIP CHARTER A/C AND DC9S

The ABS Equipment consists of the following shipset::

Item	Qty Required		Price Each
[***]	[***	]	[***	]

EXHIBIT A-2

ABS EQUIPMENT FOR REGIONAL JET FLEET

The ABS Equipment consists of the following shipset1:

Item	Qty Required		Price Each
[***]	[***	]	[***	]

[1]	[***].

EXHIBIT B

SERVICE LEVEL AGREEMENT

This Service Level Agreement (this “SLA”) is Exhibit B to the In Flight Connectivity Services Agreement between Aircell and Delta (the “Agreement”). Its purpose is to describe the service level, customer support and problem resolution metrics for Aircell’s broadband in-flight connectivity services. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

1.	Definitions:

1.1	ATG System: Aircell’s Air-to-Ground broadband in-flight connectivity system encompassing all associated components including aircraft-based (avionics) or ground based (base stations or central network) equipment or software.

1.2	ATG Network: the ground based components of the ATG System including base station or central network equipment or software.

1.3	ATG Avionics: the aircraft based components of the ATG System including but not limited to airborne network components (AACU and ACPU), wireless access points, antennae and associated wiring and software.

1.4	ATG Base Station: a single ground based cellular site. Multiple Base Stations comprise the ATG Network.

2.	SLA Administration:

2.1	Aircell will provide Delta with reports on a monthly basis setting forth measurements of Aircell’s and the ATG System’s performance as compared to the metrics and objectives set forth in this SLA, as well as such other information as Delta may reasonably request. The parties will agree on the format of such reports.

2.2	Delta and Aircell shall meet quarterly to review performance against the SLA and to resolve issues.

2.3	Aircell shall maintain an SLA report audit trail (including detailed performance reports) and shall make this data available to Delta upon request.

2.4	The parties shall mutually agree to adjust the SLA terms when deemed necessary due to new requirements or unforeseen system or customer issues.

3.	ATG Network Operation:

3.1	Aircell shall operate the ATG Network on a 24 hours per day, 7 days per week and 365 days per year basis.

Planned ATG Network downtime for maintenance shall occur during the hours of 11:00 pm to 5:00 am Sunday through Thursday and 11:00 pm to 7:00 am Friday and Saturday (all times are Central Time). The timing and frequency of maintenance events and related downtime will be limited per the schedule below. Mutual agreement is required for deviations from this schedule. Notwithstanding the foregoing, Aircell will make best efforts to ensure that its maintenance activities do not disrupt active flights and customers.

Event Type	Example	Downtime Window	Limit

Non-customer impacting:	Configuration change	Any day, subject to times set in Section 3.2	None

Customer impacting (localized)	Base Station upgrade except antenna and tower	Any day, subject to times set in Section 3.2	No more than two (2) events per week

Event Type	Example	Downtime Window	Limit

Base Station antenna and tower maintenance	Mountain top antenna replacement	Any day, any time based on safety and logistics	None

Customer impacting (ATG System)	PDSN or BSC Upgrade	Friday and Saturday, 11 pm to 7am	No more than one (1) event per week

Emergency maintenance	Loss of redundancy	Next available maintenance window	None

3.2	Aircell shall provide notice to Delta a minimum of 24 hours prior to scheduled ATG Network downtime. Delta shall provide a single email address for distribution of such notices.

3.3	Prior to launch of service and throughout the Term of the Agreement, Aircell shall provide complete ATG Network coverage over the continental United States (CONUS).

4.	ATG System Performance:

4.1	The metrics under this Section 4 apply to normal operating conditions. Scheduled downtime or Excusable Delays (as defined in Section 17 of the Agreement) are not to be reflected in these metrics. Excusable Delays include any outage caused by Delta, including outages caused by Delta personnel turning the ATG Avionics or a component of the ATG Avionics off.

4.2	[***]

4.3	[***]

4.4	[***]

4.5	[***]

4.6	[***]

4.7	Within one month of identifying a Bottleneck Base Station, Aircell shall present to Delta a plan for its approval to mitigate the capacity issues at this location. Aircell shall complete all work related to such plan within 90 days of approval.

4.8	Mean Time to Restore (MTTR) the ATG System shall be as follows:

[***]

4.9	Aircell shall provide timely notice(s) to Delta of the loss or degradation of any ATG Avionics or Network component along with regular updates until the issue is resolved.

5.	Content Filtering:

5.1	Delta may submit reasonable changes to the “blocked content lists” at any time. Aircell shall implement such changes within 48 hours of Delta’s request assuming such changes are within the scope of the content filtering system developed by Aircell pursuant to Section 5.1.1 of the Agreement.

6.	Support to ATG System Users and Delta:

6.1	Aircell will provide Delta’s passengers with 24 hours per day, 7 days per week and 365 days per year access to Aircell’s customer service agents. All passenger issues will be resolved per the schedule below:

Call Type	Resolution	Time (Within)
Billing	[***]	[***]

Customer Service (Inquiries, profile, account updates, etc.)	[***]	[***]

Technical Support	[***]	[***]

6.2	Aircell will provide Delta with 24 hours per day, 7 days per week and 365 days per year technical help desk support. Aircell will resolve system performance or technical problems reported by Delta per the schedule below:

Maximum Time To:
Fault Criticality		Examples	Initial Response	Resolve
Critical	ATG NETWORK	[***]	[***]	[***]
Major	ATG AVIONICS	[***]	[***]	[***]
	ATG NETWORK	[***]	[***]	[***]
		[***]	[***]	[***]
Minor	ATG NETWORK	[***]	[***]	[***]

Note1: The term “resolve” listed in the table above means the fault has been isolated and the service has been restored to an acceptable level.

Note 2: In the event that resolution of a problem requires access to a Delta aircraft, Delta may have to route the aircraft to one of the agreed-upon locations (included in Section 6.4) at which Aircell provides maintenance services. If an aircraft experiences an ATG Avionics problem or outage while in flight and the airplane lands at a location where Aircell does not provide services, the response measurement clock will stop at landing and restart when the aircraft is accessible to Aircell at a maintenance location.

6.3	Aircell shall provide timely notice(s) to Delta of the loss or degradation of any airborne or network system component along with regular updates until the issue is resolved.

6.4	Aircell shall provide maintenance services at the following airports per the AWA: ATL, LGA and SLC. Aircell contacts for each station are as follows: Dino Senese, Aircell Maintenance Manager, @ 630 647-1457 or Aircell’s 24 Hour Technical Support @ 1-866-WIFI-FLY (1-866¬943-4359)

EXHIBIT C-1

[***]

EXHIBIT C-2

[***]

EXHIBIT C-3

LAUNCH PLAN FOR REGIONAL JET FLEET AND VIP CHARTER A/C

[***]

ERJ170

[***]

ERJ175

[***]

A319-100

[***]

EXHIBIT D-1

SPECIFICATIONS FOR MAINLINE FLEET

[***]

Exhibit D-2

SPECIFICATIONS FOR REGIONAL JET FLEET

[***]

Weight Summary:

All Models (MD88, 757-200, MD90, 737-800, 767-300)

[***]

Models MD88, MD90, 767-300

[***]

Models 757-200, 737-800

[***]

[ADD TABLE FOR RJs]

EXHIBIT E

AIRWORTHINESS AGREEMENT

EXHIBIT F

SYSTEM DEFINITION DOCUMENTATION (SDD) [revise as needed for RJ differences]

System Description

A block diagram showing all major functions of the proposed aircraft system [***]

[***]

EXHIBIT G

TRADEMARKS

Delta Marks

Mark Name	Jurisdiction	Status	Registration No	Registration Date

SKYTEAM & DEVICE	United States	Registered	2684264	04-Feb-2003
DELTA	United States	Registered	0654915	19-Nov-1957
WIDGET LOGO	United States	Registered	0704103	06-Sep-1960
SKYMILES	United States	Registered	1968255	16-Apr-1996
FREED WIDGET	United States	Pending	77182424	16-May-2007

Aircell Marks

Aircell Marks

EXHIBIT H

MARKETING PRESENTATION

[Attached PDF PPT to be included in Execution Copy]

EXHIBIT I

INCREMENTAL FUEL COST

[***]